Exhibit 99.1

Acadia Realty Trust Announces Results of Special Dividend Elections

NEW YORK--(BUSINESS WIRE)--January 26, 2009--Acadia Realty Trust (NYSE:AKR – “Acadia” or the “Company”) announced today the results of the shareholders’ elections relating to the Company’s special dividend as previously declared by its Board of Trustees. The special dividend of approximately $0.55 per Common Share is payable on January 30, 2009, to shareholders of record on December 31, 2008. The Common Shares began trading “ex-dividend” for the special dividend on December 29, 2008.

The special dividend represents a dividend payment associated with taxable gains arising from property dispositions in 2008. The special dividend is in addition to the payment of Acadia’s regular dividend for the quarter ended December 31, 2008 of $0.21 per Common Share, which was paid on January 15, 2009 to holders of record as of December 31, 2008.

The special dividend is taxable to Acadia’s shareholders without regard to whether a particular shareholder receives the dividend in the form of cash or Common Shares. Please refer to the Company’s press release dated January 13, 2009 for the Federal tax treatment of this dividend. The terms of the special dividend, including the ability of shareholders to elect to receive the special distribution in the form of cash or Common Shares, and a limitation on the aggregate amount of cash to be included in the special dividend, were described in detail in the prospectus supplement filed with the Securities and Exchange Commission on January 5, 2009. The cash or Common Share elections were required to be submitted prior to 5:00 p.m. (EST) on January 16, 2009.

Based on shareholder elections, the special dividend will consist of approximately $1.8 million in cash and approximately 1.3 million Common Shares. The number of Common Shares included in the special distribution is calculated based on $ 12.57845, the average of the volume weighted trading price per share on the New York Stock Exchange on January 16 and 20, 2009. Summarized results of the special dividend elections are as follows:

  To shareholders electing to receive the special dividend in all Common Shares, Acadia will pay the dividend in Common Shares.
  To shareholders electing to receive the special dividend in all cash, Acadia will pay the dividend in the form of $ 0.06491 per share in cash and $ 0.48509 per share in Common Shares.
  To shareholders failing to make an election, Acadia will pay the special dividend in Common Shares.
  Acadia will pay fractional shares in cash.

If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee. If you are a registered shareholder and you have questions regarding the special dividend, you may call Acadia’s transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449.

Accounting principles generally accepted in the United States (GAAP) require that all reported per share data, for current and prior periods, be adjusted to reflect the issuance of the Common Shares in connection with this special dividend as if such shares had been issued at the beginning of the earliest period presented. The issuance of the Common Shares pursuant to this special dividend resulted in an effective increase of 3.93% in shares outstanding on the record date of December 31, 2008. Share and per share information prior to the special dividend will be adjusted in subsequent financial information to reflect this effective increase in shares.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in urban and suburban markets in major metropolitan areas.

Certain matters in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including statements relating to our future financial results, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the possibility of additional defaults by borrowers in connection with the Company’s preferred equity and mezzanine loan portfolio and those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 29, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the Company’s reliance on revenues derived from major tenants; (ii) the Company’s limited control over joint venture investments; (iii) the Company’s partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company’s growth strategy; (ix) the Company’s status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100